Exhibit (g)(44)

NORTHERN FUNDS

ADDENDUM NO. 15 TO THE FOREIGN CUSTODY AGREEMENT

This Addendum No. 15, dated as of the 18th day of May, 2012, is entered into between NORTHERN FUNDS (the “Trust”), a Delaware statutory trust, and THE NORTHERN TRUST COMPANY (“Northern”), an Illinois state bank.

WHEREAS, the Trust and Northern have entered into a Foreign Custody Agreement dated April 1, 1994, as amended by Addendum No. 1 dated April 1, 1998, by Addendum No. 2 dated February 8, 2000, by Addendum No. 3 dated July 31, 2000, by Addendum No. 4, dated October 30, 2001, by Addendum No. 5 dated July 29, 2003, by Addendum No. 6 dated February 14, 2005, by Addendum No. 7 dated February 17, 2006, by Addendum No. 8 dated May 5, 2006, by Addendum No. 9 dated May 5, 2006, by Addendum No. 10 dated November 2, 2007, by Addendum No. 11 dated August 8, 2008, by Addendum No. 12 dated November 7, 2008, by Addendum No. 13 dated August 28, 2009 and by Addendum No. 14 dated February 18, 2011 (the “Foreign Custody Agreement”), pursuant to which the Trust has appointed Northern to act as custodian to the Trust for its International Equity Fund (formerly known as International Growth Equity Fund), Global Fixed Income Fund, International Equity Index Fund, Emerging Markets Equity Index Fund (formerly known as Emerging Markets Equity Fund), Multi-Manager International Equity Fund, Global Real Estate Index Fund, Global Sustainability Index Fund, Developed International Small Cap Index Fund, Multi-Manager Emerging Markets Equity Fund, Multi-Manager Global Real Estate Fund and Multi-Manager High Yield Opportunity Fund (each a “Fund,” collectively, the “Funds”); and

WHEREAS, the Trust is establishing the Multi-Manager Global Listed Infrastructure Fund (the “New Fund”), and it desires to retain Northern to act as custodian therefor under the Agreement, and Northern is willing to so act.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Appointment. The Trust hereby appoints Northern custodian to the Trust for the New Fund for the period and on the terms set forth in the Agreement. Northern hereby accepts such appointment and agrees to render the services set forth in the Agreement for the compensation therein provided.

2.	Capitalized Terms. From and after the date hereof, the term “Funds” as used in the Agreement shall be deemed to include the New Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.	Cash Balance Compensation. Northern shall compensate the New Fund for uninvested U.S. dollar cash balances (“Cash Balances”) maintained with Northern at the end of each day in accordance with this paragraph (“Cash Balance Compensation”). Cash Balance Compensation with respect to the New Fund’s uninvested Cash Balances shall be determined at the end of each day based on an annual rate equal to 96% of the previous calendar month’s average 90-day Treasury bill interest rate. The amount of the New Fund’s accumulated Cash Balance Compensation shall be paid monthly in the form of reductions to the custody fees otherwise allocable to the New Fund under the Agreement for such month. In the event that the New Fund’s Cash Balance Compensation for any month exceeds the custody fees payable by the New Fund under the Agreement for such month, the New Fund’s excess Cash Balance Compensation may be carried forward and credited against future custody fees, provided that no excess Cash Balance Compensation may be carried forward beyond the end of any fiscal year.

4.	Miscellaneous. The initial term of the Agreement with respect to the New Fund shall continue, unless sooner terminated in accordance with the Agreement, until June 30, 2013. Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

All signatures need not appear on the same copy of this Addendum.

NORTHERN FUNDS

		By:	/s/ Lloyd A. Wennlund
Attest:	/s/ Diane Anderson	Name:	Lloyd A. Wennlund
		Title:	President

THE NORTHERN TRUST COMPANY

		By:	/s/ Eric Schweitzer
Attest:	/s/ Diane Anderson	Name:	Eric Schweitzer
		Title:	Senior Vice President